FOR IMMEDIATE RELEASE

SeanieMac International, Ltd. Announces Investment Commitment of up to $5.0 Million

Huntington, NY – January 29, 2015

SeaineMac International Ltd. announced that it has entered into an investment agreement pursuant to which an investor has agreed to purchase up to $5.0 million of SeanieMac’s common stock. At its sole discretion, SeanieMac has the right to sell up to $5.0 million of its common stock, in amounts as described in the agreement and subject to certain conditions, which include the effectiveness of a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares that may be issued under the investment agreement. The purchase price of the shares will be based on prevailing market prices of SeanieMac’s shares immediately preceding the notice of a sale with a 10 percent discount to that price. SeanieMac controls the timing and amount of any future investment. The agreement does not place any restrictions on the Company’s future financing activities.

Shane O’Driscoll, the Company’s CEO, said “We have no intention of drawing down the full investment amount at this time, as we believe we only need a small portion of the total investment amount ($300,000 - $500,000) to substantially increase the size of our business. We do think that having the investment agreement in place over the next 1-2 years will allow us to not only organically grow the business but to focus on strategic acquisitions of other sportsbooks. As one of the top 100 online gaming sites operating in Ireland, we believe there are numerous players that would be attractive acquisition candidates by a public company.”

Prior to entering into the investment agreement, this lender had advanced $100,000 to the Company which will be treated as separate loan. The Company is looking for additional short-term financing with a payback window of 6 months that it can access prior to effectiveness of the registration statement relating to the shares issuable in connection with the investment agreement. The Company expects to repay the short-term loans with proceeds from the sale of common stock pursuant to the investment agreement. These short-term instruments will allow the Company to begin accelerated marketing efforts immediately.

About SeanieMac

SeanieMac International, Ltd. is an Irish gaming company. It owns and operates www.SeanieMac.com, an online sports and casino wagering web-based platform serving gamblers directly under the brand name, SeanieMac.com.

While the site offers wagering for many categories outside of sports, SeanieMac intends to capture the Irish market by initially focusing on the Gaelic Athletics Association (GAA) or Gaelic Games as well as Irish horse racing and soccer. The Company’s mission is to provide a market-leading, user-friendly website for online gambling, including sports betting and casino gaming (traditional casino, live casino, poker, bingo and interactive skilled games). The Company does not market to U.S. residents and, hereby specifically discourages them from attempting to access its wagering services.

The Irish gambling industry generated approximately $23.7 billion in revenue in 2014, with $2.3 billion of that amount generated online. The Irish online gambling sector is projected to reach $4 billion in 2016.

As its national pastime, the Gaelic Games have long been popular in Ireland but they are gaining worldwide appeal, especially in areas with large communities of Irish heritage and their descendants, such as the U.S., Canada, Australia and the United Kingdom, where many communities have their own teams and clubs participating in the Gaelic Leagues locally and internationally. To learn more about the GAA, see www.gaa.ie.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of SeanieMac International, Ltd. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding our expectations regarding amounts staked and gross profits and our marketing initiatives. Such risks and uncertainties include, among other things, the uncertainty regarding consumer preferences, a decline in the popularity of our website and competition in the online gambling industry. SeanieMac assumes no obligation and does not intend to update these forward-looking statements.

A further description of risks and uncertainties can be found in SeanieMac International, Ltd.’s annual report on Form 10-K for the fiscal year ended December 31, 2013, its quarterly reports on Form 10-Q and its current reports on Form 8-K, each as filed with or furnished to the Securities and Exchange Commission.

Investor Relations
Chuck Arnold
(310) 344-7073

invrelsvc@gmail.com

At the Company
Barry Brookstein

Chief Executive Officer

(516) 369-7104